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                                                                      Exhibit 14
                          CAM COMMERCE SOLUTIONS, INC.
                                 CODE OF ETHICS

This Code of Ethics has been adopted by the Board of Directors of CAM Commerce Solutions, Inc. to promote honest and ethical conduct, proper disclosure of financial information in the company's periodic reports, and compliance with applicable laws, rules, and regulations by the company's senior officers and personnel who have financial responsibilities. It is applicable to the company's chief executive officer and all senior financial personnel, including the chief financial officer, principal accounting officer, controller and other personnel performing similar functions. It is the company's intention that this code be its written code of ethics under Section 406 of the Sarbanes Oxley Act of 2002. Any violations of this Code of Ethics may result in disciplinary action, up to and including termination of employment. All employees covered by this Code of Ethics will:

         - Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

         - Provide full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the company with the Securities and Exchange Commission.

         - Promptly report to the Audit Committee any material information, which he or she may become aware that affects the disclosures made by the company in its public filings.

         - Comply with applicable laws, rules and regulations of federal, state and local governments and regulatory agencies.

         - Promptly report to the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the company's ability to record, process, summarize and report financial data, or (b) any fraud that involved management or other employees who have a significant role in the company's financial reporting, disclosures or internal controls.

         - Promptly report to the Audit Committee any information he or she may have concerning any violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships or violation of securities laws involving employees covered by this Code of Ethics.

The company's Board of Directors may amend this Code of Ethics from time to time. Any request for a waiver of any provision of this code must be in writing and addressed to the Audit Committee. Any waiver of this code will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission.

The Audit Committee will assess compliance with this Code of Ethics, report material violations to the Board of Directors, and recommend to the Board appropriate action.